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                                                                     EXHIBIT 3.3

                                    AMENDED
                          CERTIFICATE OF DESIGNATION
                                      OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                                      OF
                               VELOCITYHSI, INC.

                           ________________________

                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

                           ________________________

     VelocityHSI, Inc. (the "Corporation"), a Corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), certifies as follows:

     FIRST: The Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of Fifty Million (50,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and further provides that Preferred Stock may be issued in one or more series and the number of shares, designations, preferences, rights and restrictions of each series shall be fixed by resolution or resolutions adopted by the Board of Directors prior to the issuance of any shares of a particular series of Preferred Stock.

     SECOND: The Board of Directors of the Corporation, in an action by unanimous written consent of the Board of Directors on April 23, 2001 did duly adopt the following resolutions:

     WHEREAS, on October 27, 2000, the Corporation filed with the Secretary of State of Delaware a Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (the "Certificate of Designation");

     WHEREAS, no shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock or Series D Convertible Preferred Stock have been issued; and

     WHEREAS, it has been proposed and the Board of Directors deems it to be in the best interest of the Corporation and its stockholders to (i) reduce the number of shares of Preferred Stock designated as Series A Convertible Preferred Stock, par value $.01 (the "Series A Preferred Stock") from 10,000,000 to 2,083,333 and to amend the designations, preferences, rights, qualifications, powers, privileges, limitations and restrictions of the shares of such Series A Convertible Preferred Stock; (ii) eliminate the series of Series B Convertible Preferred Stock, (iii) eliminate the series of Series C Convertible Preferred Stock and (iv) eliminate the series of Series D Convertible Preferred Stock.

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     NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Certificate of Designation be, and it hereby is, amended to (i) reduce the number of shares of Preferred Stock designated as Series A Convertible Preferred Stock, par value $0.01 per share of the Corporation ("Series A Preferred Stock"), from 10,000,000 to 2,083,333 shares, and set forth the following designations, preferences, rights, qualifications, powers, privileges, limitations and restrictions of the shares of such Series A Preferred Stock; (ii) eliminate the series of Series B Convertible Preferred Stock, (iii) eliminate the series of Series C Convertible Preferred Stock; and (iv) eliminate the series of the Series D Convertible Preferred Stock.

1. Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

     "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Acquiring Corporation" shall mean any of (i) the continuing or surviving corporation of a consolidation or merger with the Corporation (if other than the Corporation), (ii) the Corporation in a merger in which the Corporation is the continuing or surviving corporation, or (iii) the transferee of all or substantially all of the Corporation's assets.

     "Change of Control" shall mean:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding Voting Securities of the Corporation entitled to vote generally in the election of directors; or

          (b) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Voting Securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities resulting from such reorganization, merger or consolidation; or

          (c) the sale or other disposition of all or substantially all of the assets or property of the Corporation in one transaction or series of related transactions.

     "Common Stock" shall mean the common stock of the Corporation, par value $.01 per share.

     "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series A Preferred Stock, which price shall initially be $1.20 per share, subject to adjustment in accordance with the provisions of paragraph 6 below.

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     "Convertible Securities" shall mean all options, warrants or other rights to purchase or subscribe for Common Stock other than Options.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

     "Issue Price" shall mean $1.20 per share of Series A Preferred Stock.

     "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation other than Parity Stock or Senior Stock.

     "Options" shall mean securities by their terms convertible into or exchangeable for Common Stock.

     "Parity Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking on a parity with the Series A Preferred Stock in respect of (i) the right to receive dividends or (ii) the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of (i) the right to receive dividends or (ii) the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     "Voting Securities" of any person shall mean at any time shares of any class of capital stock of such person which are then entitled to vote generally in the election of directors.

2. Dividend Rights.

     The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation at the rate of 8% of the Issue Price per share per annum for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like), payable when, as, and if declared by the Board of Directors. Such dividends shall be non-cumulative.

3. Liquidation Preference.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus funds or earnings, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Stock, an amount in cash per share equal to the Issue Price for such share (the "Series A Liquidation Preference

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Price") plus an amount equal to any and all declared but unpaid dividends (in the aggregate, the "Liquidation Amount"). If the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Liquidation Amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. After the full liquidation preference of all of the holders of the outstanding shares of Series A Preferred Stock has been satisfied as set forth in this paragraph 3, the remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock on a pro rata basis.

     For purposes of this paragraph 3 and subject to the provisions and limitations of paragraph 4 below, a Liquidation shall be deemed to be occasioned by and to include a Change of Control.

4. Change of Control.

     (a)  Notice.  The Corporation shall give each holder of record of Series A
          ------
Preferred Stock written notice of an impending Change of Control not later than twenty (20) days prior to the earlier of (i) any record date relating to such Change of Control, (ii) any stockholders' meeting called to approve such transaction or the distribution of an action by written consent of the stockholders to approve such transaction, or (iii) the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice as provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes as provided for herein; provided, however, that such periods may be shortened upon
                     -----------------
the written consent of the holders of a majority of the Series A Preferred Stock entitled to such notice or similar right to receive notice.

     (b)  Rollover of Series A Preferred.  Notwithstanding any provision herein
          ------------------------------
to the contrary, in the event that any agreement is entered into which results in, or upon consummation will result in, a Change of Control whereby the consideration received by the Corporation is, in part or whole, other than cash, such Change of Control shall not be deemed to be a Liquidation provided that:

               (i) to the extent that the consideration received by the Corporation is cash, then such cash shall be distributed as a partial Liquidation pursuant to the provisions of paragraph 3 hereof; and

               (ii) to the extent that the consideration received by the Corporation is other than cash:

                      (x) if the Acquiring Entity shall agree in writing to the following provisions being incorporated into the Certificate of Incorporation (or applicable charter document) of the Acquiring Entity (and such provisions shall be so incorporated): each share of

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Series A Preferred Stock shall, upon consummation of a Change of Control, be exchanged for preferred securities of the Acquiring Entity (the "Acquirer's Preferred"), having preference over any class or classes of common stock of the Acquiring Entity, but subordinate to any other class or series of preferred stock of the Acquiring Entity (if any), provided that (A) the total aggregate liquidation amounts of the Acquirer's Preferred issued to the holders of shares of Series A Preferred Stock shall be equal to the total aggregate Liquidation Amounts payable on all of the shares of Series A Preferred Stock outstanding immediately prior to the Change of Control (less any amount in cash received by holders of shares of Series A Preferred Stock pursuant to paragraph 3 hereof) and shall otherwise be the same or as equivalent as possible in rights, preferences, privileges or powers as the Series A Preferred Stock and (B) the Acquirer's Preferred will convert into that number of shares of common stock of the Acquiring Entity (the "Acquirer's Common Stock") that a Series A Preferred Stock holder would have been entitled to receive had that holder's shares of Series A Preferred Stock converted into Common Stock prior to the Change of Control transaction (less the number of shares, if any, for which holders of shares of Series A Preferred Stock received in cash the Liquidation Amount under paragraph 3 hereof); and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in paragraph 6; or

                      (y) if the Acquiring Entity shall not so agree (or the provisions provided for in sub-paragraph (x) above are not incorporated into the Acquiring Entity's Certificate of Incorporation (or applicable charter document)), then after the earlier of receipt of the first notice as specified in paragraph 4(a) or the date that such notice would be required under paragraph 4(a), each holder of Series A Preferred Stock, may elect to convert such stock into Common Stock in accordance with the provisions of paragraph 6 hereof or to treat such Change of Control as a Liquidation in accordance with the provisions of paragraph 3 hereof.

5. Redemption.

     The Corporation shall have, in accordance with the provisions of this paragraph 5, the right to call or redeem all or any shares of the Series A Preferred Stock at any time, subject at all times to the provisions set forth in paragraph 4(b)(ii) and paragraph 6.

     (a)  Method of Redemption.  The Corporation may, at its own election,
          --------------------
subject to the provisions set forth in paragraph 4(b)(ii) and paragraph 6, redeem all or a pro rata portion of the Series A Preferred Stock, to the extent it may lawfully do so, at any time after the Issue Date (the "Redemption Date"), by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to the Issue Price per share of the Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus any declared and unpaid dividends on such shares. The total amount to be paid for the Series A Preferred Stock is hereinafter referred to as the "Redemption Price." Any redemption effected shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the aggregate Redemption Price payable to them.

     (b)  Notice.  At least twenty (20) days but no more than forty-five (45)
          ------
days prior to the Redemption Date, the Corporation shall send a notice (a "Redemption Notice") to the holders of Series A Preferred Stock to be redeemed setting forth (i) the total number of shares of Series A Preferred Stock to be redeemed; (ii) the Redemption Price for the shares to be redeemed; and (iii)

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the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.

     (c)  Manner of Redemption.
          --------------------

               (i)    Designation of Funds.  On each Redemption Date, the
                      --------------------
     Corporation shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates.

               (ii) Surrender of Certificate. On or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice or, if such certificates are not surrendered by any such holders, the Corporation may mark as cancelled the certificate representing that number of shares to be redeemed pursuant to this paragraph 5, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (iii)  Termination of Rights.  Unless the Corporation defaults in
                      ---------------------
     the payment of the Redemption Price for the shares of Series A Preferred Stock to be redeemed pursuant hereto, (A) such shares of Series A Preferred Stock tendered shall no longer be deemed outstanding, (B) the rights to receive dividends thereon shall cease to accrue and (C) all rights of the holders of such shares of Series A Preferred Stock shall cease (other than the right to receive payment in full of the applicable redemption price therefor), in each case from and after the applicable Redemption Date.

               (iv)   Reinstatement; Continuation of Rights upon Default.  If
                      --------------------------------------------------
     the Corporation shall default in the payment of any portion of the applicable redemption price, then, in addition to any other rights and remedies of the holders of the affected shares of Series A Preferred Stock which may be available herein or at law or in equity, the shares of Series A Preferred Stock that were to be redeemed by such portion shall be deemed to have continued to be outstanding, dividends shall have continued to accrue thereon, and such holders shall have all of the rights of a holder thereof, until such time as such default shall no longer be continuing.

     (d)  Conversion.  In the event of an election by the Corporation to effect
          ----------
a redemption as provided above, the conversion rights set forth in paragraph 6 hereof for the Series A Preferred Stock shall terminate as of the close of business on the eighth (8th) calendar day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

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6. Conversion.

     The holders of the Series A Preferred Stock shall have conversion rights as follows:

     (a) Right to Convert. Each share of Series A Preferred Stock shall be
         ----------------
convertible, at the option of the holder thereof, at any time following the earlier of (i) receipt by the holders of the Series A Preferred Stock of a Redemption Notice as provided for in, and subject to, paragraph 5 above, (ii) an election to so convert made pursuant to and in the circumstances set forth in paragraph 4(b)(ii) above, or (iii) April 23, 2003, at the office of the Corporation or a transfer agent for the Series A Preferred Stock, as the case may be, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issue Price by the Conversion Price then in effect; provided, however, that in no event shall the Corporation be obligated
        --------  -------
to issue shares of Common Stock in an amount such that the aggregate of the total number of shares of Common Stock issued upon the conversion of any warrants or other convertible securities held by the holders of the Series A Preferred Stock, together with the conversion of the Series A Preferred Stock as provided for in paragraph 6 hereof and any other shares held by such holders, would be greater than 19.9% of the total outstanding shares of Common Stock or 19.9% of the total outstanding voting power of the Corporation, before the issuance of such shares, as of the date of such conversion.

     (b) Mechanics of Conversion; Fractional Shares; Dividends.
         -----------------------------------------------------

          (i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to paragraph 6(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of a transfer agent for the Series A Preferred Stock, as the case may be, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

          (ii) The Corporation shall, as soon as practicable thereafter, issue and deliver at such office, to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (iii) Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of such certificate, a new certificate for the number of shares of Series A Preferred Stock not converted. No fractional shares shall be issued upon conversion of the Series A Preferred Stock. Whether or not fractional shares are created upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. In lieu of fractional shares to which the holder would

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otherwise be entitled, the Corporation shall pay such holder a cash amount equal to such fraction multiplied by the fair market value of a share of the Common Stock, as reasonably determined in good faith by the Board of Directors.

     (c) Adjustments to Series A Preferred Stock Conversion Price.

          (i)   No Adjustment of Conversion Price. No adjustment of the
                ---------------------------------
Conversion Price shall be made in an amount less than one cent ($.01) per share; provided that any adjustments which are not required to be made by reason of this paragraph shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

          (ii)  Stock Splits, Subdivisions and Dividends. In the event the
                ----------------------------------------
Corporation shall at any time or from time to time after the Issue Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including without payment for the additional shares of Common Stock issuable upon conversion or exercise thereof) then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the holders of Series A Preferred Stock shall receive, upon the conversion thereof, the number of shares of Common Stock they would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to the occurrence of such event.

          (iii) Combinations or Consolidations. In the event that the number of
                ------------------------------
shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination, reclassification or consolidation of the outstanding shares of Common Stock then, on the effective date of such event, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the number of outstanding shares.

          (iv)  Other Distributions. In the event that the Corporation shall
                -------------------
declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends and other dividends referred to in paragraph 6(c)(ii)), then, in each such case for the purpose of this paragraph 6(c)(iv), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

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          (v)   Recapitalizations. If at any time or from time to time there
                -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or Change of Control transaction provided for elsewhere in this Amended Certificate of Designation), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which they would have been entitled to receive if they had converted their shares of Series A Preferred Stock immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 6, with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this paragraph 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. For the avoidance of doubt, this sub-paragraph (v) shall be in no way applicable to circumstances where there shall be a Change of Control transaction. In addition, notwithstanding the foregoing, any exchange by creditors of the Corporation of creditor claims into or for securities of the Corporation shall not be deemed to be a recapitalization for the purposes of this subsection (v).

          (vi)  No Impairment. The Corporation will not, by amendment and/or
                -------------
restatement of this Amended Certificate of Designation or its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the holders of the Series A Preferred Stock against impairment of the conversion rights.

          (vii) Certificate as to Adjustments. Upon the occurrence of each
                -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this paragraph 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) any such adjustment and readjustment with respect to such series, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series.

7. Notices of Record Date.

     In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at

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least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

8. Notices.

     Any notice required by the provisions of this Amended Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed effectively given upon receipt by the party by means of personal delivery, courier service delivery, electronic mail or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

9. Voting Rights.

     Except as otherwise expressly provided in paragraph 10, no share of Series A Preferred Stock shall carry with it any voting rights. The holders of the Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of and receipt of any proxy statement relating to any stockholders meeting.

10. Protective Provisions.

     So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the Series A Preferred Stock:

     (a) Amend, modify or repeal any provision of the Corporation's Certificate of Incorporation, Amended Certificate of Designation, or by-laws in any manner which would alter, affect or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, including, but not limited to, any action that would:

          (i) change the place or currency of payment of any liquidation preference or dividend to which a holder of shares of Series A Preferred Stock is entitled pursuant to this Amended Certificate of Designation;

          (ii) impair the right to institute suit for the enforcement of any payment on or with respect to any share of Series A Preferred Stock;

          (iii) amend this Amended Certificate of Designation in a manner which would adversely affect the right to convert any share of Series A Preferred Stock including, without limitation, any amendment which would adversely affect the calculation of the Issue Price or the Conversion Price; or

          (iv) amend this Amended Certificate of Designation to reduce the percentage of outstanding shares of Series A Preferred Stock required to modify, amend or repeal the provisions of the Amended Certificate of Designation or grant waivers of any provision hereof;

     provided, however, that no approval by any holders of the Series A Preferred Stock shall be required to allow the Corporation to (x) issue any class of Parity Stock or Senior Stock approved by the Board of Directors; or (y) amend the Certificate of Incorporation to change the number of Voting Securities required to amend the Certificate of Incorporation down to a simple majority of the outstanding Voting Securities of the Corporation, so long as such amendment does not affect any of the provisions set forth in this paragraph 10.

     (b) Authorize (i) the distribution of, or payment of dividends on, or (ii) the purchase, repurchase, redemption or other acquisition by the Corporation (or otherwise set aside any sums therefor), of any securities of the Corporation, or any interest therein, junior to the Series A Preferred Stock.

11. Reservation of Common Stock.

     The Corporation shall at all times on and after the Issue Date reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock free from preemptive rights as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Certificate of Incorporation.

12. Costs.

     The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

13. Valid Issuance.

     All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

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

14. Exclusion of Other Rights.

     Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

15. Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

16. Severability of Provisions.

     If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

17. Status of Reacquired Shares.

     Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     FURTHER RESOLVED, that, before the Corporation shall issue any shares of Series A Preferred Stock, a certificate pursuant to Section 151 of the DGCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of Sections 103 and 151 of the DGCL, and the proper officers of the Corporation be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed in its name and on its behalf and attested on this 23rd day of April, 2001, by duly authorized officers of the Corporation.

                                   VELOCITYHSI, INC.




                                   By:    /s/ Stephen E. Carlson
                                          --------------------------------------
                                   Name:  Stephen E. Carlson
                                   Title: President and Chief Executive Officer

ATTEST:



By:    /s/ Charles P. Wingard
       -------------------------
Name:  Charles P. Wingard
Title: Secretary

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